Exhibit 99.1

Media Contact:                                        Investor Contact:
Jon Morgan or Adam Weiner                             Cynthia Jamison
Kekst and Company                                     Cosi, Inc.
(212) 521-4800                                        (847) 597-8801

                     COSI REPORTS FIRST QUARTER 2005 RESULTS

Deerfield, IL, May 11, 2005 - Cosi, Inc. (Nasdaq: COSI), the premium, convenience restaurant company, today reported results for the first quarter ended April 4, 2005.

Cosi's results for the 2005 first quarter included:

      o A net loss of $2.8 million, or ($0.09) per basic and diluted common share, compared with a loss of $6.4 million, or ($.24) per basic and diluted common share, during the first quarter of 2004.

      o Revenues of $27.2 million, compared to $24.9 million in the 2004 first quarter. At the end of the 2005 first quarter, Cosi operated 92 restaurants, compared to 88 at the end of the 2004 first quarter. Nine of the Company's restaurants were located within Federated department stores.

      o Comparable restaurant sales, as measured for restaurants in operation for more than 15 months, increased 9.4% over the first quarter of 2004. Cosi has achieved comparable restaurant sales growth for 14 consecutive quarters.

      o Continued improvement in cost of goods sold and restaurant operating expense as a percentage of sales, which combined were 760 basis points lower than the first quarter of 2004.

      o     G&A expense of approximately $5.2 million.

      o     Continued progress in executing Cosi's growth strategy.

      o Cash, cash equivalents and investments as of April 4, 2005, were $7.1 million.

Results for the 2005 first quarter, as compared to the results for the same period ended March 29, 2004, were:

                                                                     Thirteen Weeks Ended
                                                    -------------------------------------------------------
                                                          April 4, 2005                March 29, 2004
                                                                                         (Restated)
                                                    -------------------------     -------------------------
                                                                          (Unaudited)
                                                    -------------------------------------------------------
                                                                     % of net                      % of net
                                                    USD thousands    sales        USD thousands    sales
                                                    -------------    --------     -------------    --------
Statement of Operations Data:
Net sales                                               $27,205.1       100.0%        $24,917.2       100.0%
Costs and expenses:
    Cost of goods sold                                    6,673.8        24.5           6,495.6        26.1
   Restaurant operating expenses                         16,190.5        59.5          16,326.3        65.5
                                                    -------------    --------     -------------    --------
   Total costs of sales                                  22,864.3        84.0          22,821.9        91.6
                                                    -------------    --------     -------------    --------
   General and administrative expenses                    5,180.7        19.0           4,263.5        17.1
   Corporate office relocation                                                               --          --
   Stock compensation expense                               231.2         0.9           2,647.0        10.6
   Depreciation and amortization                          1,765.1         6.5           1,746.6         7.0
   Restaurant pre-opening expenses                           21.9         0.1              59.4         0.3
   Provision for losses on asset impairments and
      disposals                                                --          --             474.4         1.9
   Lease termination costs (benefit)                           --          --            (702.3)       (2.8)
                                                    -------------    --------     -------------    --------
Operating loss                                           (2,858.1)      (10.5)         (6,393.3)      (25.7)
Other income:
   Interest income                                           30.8         0.1              14.7         0.1
   Interest expense                                          (6.3)         --              (3.1)         --
   Reserve for notes receivable from stockholders            16.8          --                --          --
   Amortization of deferred financing costs                    --          --                --          --
   Loss on early extinguishment of debt                        --          --                --          --
   Other income                                              21.2         0.1               3.6          --
                                                    -------------    --------     -------------    --------
    Total other income                                       62.5         0.2              15.2         0.1
                                                    -------------    --------     -------------    --------
Net loss                                                 (2,795.6)      (10.3)         (6,378.1)      (25.6)
                                                    =============    ========     =============    ========

Certain of the above items are rounded.

Commentary

Kevin Armstrong, President and Chief Executive Officer, said, "Across the board, our first quarter operating performance adds to our confidence in Cosi's brand, our menu and marketing strategies, and the operating disciplines we have established. We are also pleased with our progress in executing on our growth strategy. We believe we have identified a sufficient number of sites to support our goal of opening 11 Company-owned restaurants in 2005. We also are in active discussions with qualified area developers and franchisees to add to our four current area developer commitments."

William D. Forrest, Executive Chairman, stated, "We entered 2005 with our growth plans, corporate infrastructure, and restaurant operators in alignment with our goal of building Cosi into a national brand with a national footprint. We continue to be pleased with our operational performance and our brand. Furthermore, we believe we have developed a sound development methodology for implementing our growth plans, and we are pleased with the progress we are making toward our goals. We are also excited that in June 2005 a franchise partner will open a new `grab and go' Cosi concept, called Cosi Pronto!, in New York's LaGuardia Airport. We look forward to the brand exposure that the LaGuardia location offers, and to evaluating the performance of the Cosi Pronto! concept."

Teleconference

The Company will host a teleconference and webcast to discuss its first quarter results on Thursday, May 12th, 2005, at 8:30 a.m. Eastern time. To participate in the teleconference, investors and analysts are invited to call 800-299-7635 in the U.S., or 617-786-2901 outside of the U.S., and reference participant code 31031968. The conference call will also be webcast simultaneously by accessing http://www.getcosi.com/about_company.htm.

A replay will be available following the call until 12:00 AM ET on May 19, 2005. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference the code 86749727.

About Cosi, Inc.

Cosi (http://www.getcosi.com) is the premium, convenience restaurant that offers breakfast, lunch, afternoon coffee, dinner and dessert menus full of creative, fresh, flavorful foods and beverages. Cosi has developed featured foods that are built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open flame stone hearth ovens prominently located in each of the restaurants.

The Cosi menu features, Cosi sandwiches, freshly tossed salads, Cosi Melts, soups, Cosi bagels, pizzas, S'mores and other desserts, and a wide range of coffee beverages. Cosi restaurants are designed to be welcoming and comfortable with an eclectic environment. Cosi's sights, sounds, and spaces create a tasteful, relaxed place that always provides a fresh and new dining experience.

The Cosi vision is to become America's favorite quality, convenience restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

There are more than 90 Cosi locations in sixteen states, including Massachusetts, Connecticut, New York, New Jersey, Pennsylvania, Virginia, Maryland, Illinois, Ohio, Michigan, Wisconsin, Florida, Georgia, Tennessee, Washington, California, and the District of Columbia.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products; fluctuations in our quarterly results; labor shortages or increased labor costs; the rate of our internal growth, and our ability to generate increased revenue from existing restaurants; our ability to effectively manage our business with a reduced general and administrative staff; our ability to incorporate a franchising and area developer model into our strategy; the availability and cost of additional financing, both to fund our existing operations and to grow and open new restaurants; our ability to generate positive cash flow from operations; increased government regulation; changes in consumer preferences and demographic trends; supply and delivery shortages or interruptions; increasing competition in the fast casual dining segment of the restaurant industry; market saturation due to new restaurant openings; expansion into new markets; inadequate protection of our intellectual property; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

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